Exhibit 23.1

AUDIT ALLIANCE LLP® A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E    Tel: (65) 6227 5428

Website: www.allianceaudit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated August 14, 2025, with respect to the consolidated balance sheets of Neo Aeronautics, Inc and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity and cash flows for each of the years in the two year period ended December 31, 2024 and related notes.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

We have served as the Company’s auditor since 2024.

Singapore

December 19, 2025